EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated January 5, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Synovis Life Technologies, Inc. on Form 10-K/A for the year ended October 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Synovis Life Technologies, Inc. on Forms S-8 (File No. 333-80259, effective June 9, 1999; File No. 333-14093, effective October 15, 1996; File No. 333-14137, effective October 15, 1996; File No. 333-144480, effective July 11, 2007; and File No. 333-130598, effective December 22, 2005).
/s/ Grant Thornton LLP
Minneapolis, Minnesota
April 10, 2009